Rule 17g-1 - Bonding of Officers and Employees of
	Registered Management Investment Companies

17g-1(g)(1)(ii)(c): Statement showing the amount of the single insured bond which each investment company would have provided and maintained had it not been named as an insured under a joint insured bond


JPMorgan Trust I 				$2,500,000

JPMorgan Trust II 				2,500,000

JPMorgan Trust IV 				2,500,000

Undiscovered Managers Funds 			2,500,000

JPMorgan Insurance Trust 			1,250,000

J.P. Morgan Fleming Mutual Fund Group, Inc. 	2,500,000

J.P. Morgan Mutual Fund Investment Trust 	2,500,000

JPMorgan Institutional Trust 			1,700,000

J.P. Morgan Access Multi-Strategy Fund, L.L.C. 	750,000

J.P. Morgan Access Multi-Strategy Fund II 	450,000




The Premium for JPMorgan Trust I, JPMorgan Trust II, JPMorgan Trust IV, Undiscovered Managers Funds, JPMorgan Insurance Trust, J.P. Morgan
Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Investment Trust, JPMorgan Institutional Trust, J.P. Morgan Access Multi-Strategy Fund, L.L.C. and J.P. Morgan Access Multi-Strategy Fund II is paid for the period
March 1, 2020 to March 1, 2021.